Exhibit 10

AGREEMENT AND PLAN OF REORGANIZATION

AMONG

EAST WEST BANCORP, INC.,

EAST-WEST BANK,

TRUST BANCORP

AND

TRUST BANK

JUNE 3, 2004

i

ii

THIS AGREEMENT AND PLAN OF REORGANIZATION, dated as of June 3, 2004 (“Agreement”), between East West Bancorp, Inc. (“EWB”), East-West Bank (“East West Bank”), Trust Bancorp and Trust Bank, is entered into with reference to the following:

RECITALS:

A.            EWB.  EWB is a duly organized, validly existing corporation in good standing under the laws of the State of Delaware.

B.            EAST WEST BANK.  East West Bank is a duly organized, validly existing banking corporation in good standing under the laws of the State of California, and a wholly-owned subsidiary of EWB.

C.            TRUST BANCORP.  Trust Bancorp is a duly organized, validly existing corporation in good standing under the laws of the State of California.  The authorized capital stock of Trust Bancorp consists of (i) 20,000,000 shares of no par value common stock (the “Trust Common Stock”), 9,840,000 of which shares are issued and outstanding as of the date hereof (the “Trust Outstanding Shares”) and (ii) 5,000,000 shares of no par value preferred stock, of which no shares are issued and outstanding.

D.            TRUST BANK  Trust Bank is a duly organized, validly existing federal savings association chartered by the Office of Thrift Supervision (“OTS”), whose deposit accounts are insured to the extent allowed by law by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation (“FDIC”), and a wholly-owned subsidiary of Trust Bancorp.

E.             STOCK ACQUISITION.  EWB and Trust Bancorp, and their representatives, have engaged in negotiations leading to the execution of this Agreement providing for Trust Bank to be acquired by EWB by the merger of Trust Bancorp into East West Bank pursuant to Section 1100 et seq. of the California General Corporation Law (the “CGCL”) and Section 4821 of the California Financial Code (“CFC”), with East West Bank as the survivor (the “Merger”), in return for the aggregate payment of 599,818 shares of the common stock of EWB (“EWB Common Stock”) valued at $32,888,000 based upon the agreed effective price of $54.83 per share (prior to the two-for-one stock split in the form of a 100% stock dividend payable to EWB shareholders of record at the close of business on June 3, 2004) for all of the Trust Outstanding Shares, except Dissenting Shares (as defined below), held by the shareholders of Trust Bancorp (the “Trust Shareholders”).  Immediately after the Merger, Trust Bank will be merged with East West Bank pursuant to CFC Section 4880 et seq. and in a single transaction acquisition as provided in CFC Section 4828.3, with East West Bank as the survivor (the “Bank Merger”).  (The Merger and the Bank Merger are referred to together as the “Mergers”.)

F.             REQUIRED APPROVALS.  The Mergers require certain shareholder and regulatory approvals and may be effected only after the necessary approvals have been obtained.

G.            FEDERAL TAX TREATMENT.  For federal income tax purposes, it is intended that the Mergers will each qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-1(c).

H.            BOARD APPROVALS.  The Boards of Directors of EWB, East West Bank, Trust Bancorp and Trust Bank have determined that it is in the best interests of their respective companies and shareholders to consummate the transactions provided for in this Agreement, have duly approved this Agreement and have duly authorized its execution, delivery and performance.

I.              SHAREHOLDERS AGREEMENTS  As a condition to, and effective simultaneously with the execution of this Agreement, each Trust Bancorp director who owns Trust Common Stock has entered into an agreement, in the form of Exhibit C hereto (collectively, the “Shareholder Agreements”), pursuant to which such director has agreed, among other things, to vote his or her Trust Common Stock to approve this Agreement and the Merger.

NOW, THEREFORE, in consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE I.   THE MERGERS AND RELATED TRANSACTIONS

SECTION 1.1         Structure and Effect of the Merger.

(a)           At the Effective Time of the Merger, Trust Bancorp will merge with and into East West Bank, with East West Bank being the surviving corporation, pursuant to an Agreement of Merger (“Merger Agreement”) to be entered into by and between Trust Bancorp and East West Bank substantially in the form of Exhibit A hereto.

(b)           At the Effective Time of the Merger, (i) the separate existence of Trust Bancorp shall cease and (ii) the Articles of Incorporation and the Bylaws of East West Bank as in effect immediately prior to the Effective Time of the Merger shall be the Articles of Incorporation and Bylaws of East West Bank as the surviving institution.

(c)           At and after the Effective Time of the Merger, the Merger will have the effects set forth in CGCL Section 1107.

SECTION 1.2         Structure and Effect of the Bank Merger.

(a)           At the Effective Time of the Bank Merger, Trust Bank will merge with and into East West Bank, with East West Bank being the surviving corporation, pursuant to an Agreement of Merger (“Bank Merger Agreement”) to be entered into between EWB and Trust Bank substantially in the form of Exhibit B hereto.

(b)           At the Effective Time of the Bank Merger, (i) the separate corporate existence of Trust Bank shall cease, and (ii) the Articles of Incorporation and Bylaws of East West Bank as in effect immediately prior to the Effective Time of the Bank Merger shall be the Articles of Incorporation and Bylaws of the surviving corporation.

(c)           At and after the Effective Time of the Bank Merger, the Bank Merger will have the effects set forth in CFC Sections 4880 et seq.

SECTION 1.3         Closing.  The closing of the Mergers (the “Closing”) will take place as of the close of business on the first Friday after satisfaction or waiver of each of the conditions set forth in Article VI or at such other time thereafter as shall be determined in good faith by the parties in order to ensure an orderly transition process.

SECTION 1.4         Effective Times.  The term “Effective Time of the Merger” shall be the date and time of the filing of the Merger Agreement, together with the required officer’s certificates, with the California Secretary of State (“SOS”) pursuant to CGCL Section 1103.  The “Effective Time of the Bank Merger” shall be the date and time of the filing of the Bank Merger Agreement, as filed, together with the required officers’ certificates, and certified by the SOS, is filed with the California Commissioner of Financial Institutions (“Commissioner”) as set forth in CFC Section 4887(b).

SECTION 1.5         Exchange Ratio and Effect of the Merger on Capital Stock.  Subject to the other provisions of this Agreement, at the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holders of shares of stock of Trust Bancorp or East West Bank:

(a)           Common Stock of East West Bank.  Each share of the common stock, no par value per share, of East West Bank issued and outstanding immediately prior to the Effective Time of the Merger shall remain outstanding.

(b)           Trust Common Stock.  Each share of Trust Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (other than shares that are dissenting shares (“Dissenting Shares”) within the meaning of Chapter 13 of the CGCL and any shares held by EWB or East West Bank other than in a fiduciary capacity) shall, by virtue of the Merger, become and be converted into 0.12191 shares of EWB Common Stock (the “Exchange Ratio” and the “Per Share Merger Consideration”).

(c)           Dissenting Shares. Dissenting Shares shall not be converted into or represent a right to receive the Per Share Merger Consideration hereunder unless and until such shares have failed to perfect or have lost their status as dissenting shares under Chapter 13 of the CGCL.

(d)           Cancellation of Certain Shares.  Any shares of Trust Common Stock held by EWB or East West Bank (other than those held in a fiduciary capacity) shall be canceled and retired at the Effective Time of the Merger and no Per Share Merger Consideration shall be issued in exchange therefor.

(e)           No Fractional Shares.  Notwithstanding any other provisions of this Agreement, each holder of shares of Trust Common Stock exchanged pursuant to the Merger who would otherwise be entitled to receive a fraction of a share of EWB Common Stock, (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of the fair value of a share of EWB Common Stock, using the average of the high and low price of one share of EWB Common Stock on The Nasdaq Stock Market, Inc.’s National Market on the date of the Effective Time of the Merger.  No holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share of EWB Common Stock.

(f)            Stock Transfer Books.  The stock transfer books of Trust Bancorp shall be closed as to holders of Trust Common Stock immediately prior to the Effective Time of the Merger and no transfer of Trust Common Stock by any such holder shall thereafter be made or recognized.  If, after the Effective Time of the Merger, certificates for Trust Common Stock are properly presented in accordance with this Agreement to the Exchange Agent (as defined in Section 1.9), such certificates shall be canceled and exchanged for a share certificate for the shares of EWB Common Stock into which such Trust Common Stock represented thereby was converted in the Merger.

SECTION 1.6         Dissenters’ Rights Demands.  Trust Bancorp shall give EWB prompt notice upon receipt by Trust Bancorp of any written demands for dissenters’ rights, withdrawal of such demands, and any other documents received or instruments served pursuant to Chapter 13 of the CGCL relating to Dissenting Shares and shall give EWB the opportunity to direct all negotiations and proceedings with respect to such demands.  Trust Bancorp shall not voluntarily make any payment with respect to any demands for dissenters’ rights and shall not, except with the prior written consent of EWB, settle or offer to settle such demands.  Each holder of Dissenting Shares who becomes entitled, pursuant to the provisions of Chapter 13 of the CGCL, to payment for his or her Dissenting Shares shall receive payment therefor from EWB and such Dissenting Shares shall be canceled.

SECTION 1.7         Reservation of Right to Revise Transaction.  With the prior written consent of Trust Bancorp, which consent shall not be unreasonably withheld, after consultation with Trust Bancorp, EWB shall have the right to change the method of effecting the Merger or the Bank Merger (including without limitation the provisions of this Article I), to the extent permitted by applicable law and to the extent it is deemed such change is desirable, provided however, that no such change shall (a) alter or change the amount of kind of the merger consideration or the rights or obligations of the parties hereunder, (b) diminish the benefits to be received by the directors, officers or employees of Trust Bancorp and Trust Bank as set forth in this Agreement, (c) materially impede or delay the consummation of the Mergers or (d) adversely affect the tax treatment of Trust Bancorp stockholders as a result of receiving the Per Share Merger Consideration.  Any change affecting the regulatory approvals required hereunder shall require the agreement of Trust Bancorp.  EWB may exercise this right of revision by giving written notice thereof in the manner provided in Section 8.7 of this Agreement.

SECTION 1.8         Additional Actions.  If, at any time after the Effective Time of the Merger, East West Bank shall consider or be advised that any further deeds, assignments or assurances or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in East West Bank its right, title or interest in, to or under any of the rights, properties or assets of Trust Bancorp or Trust Bank or (b) otherwise carry out the purposes of this Agreement, Trust Bancorp and Trust Bank hereby grant to EWB and East West Bank an irrevocable power of attorney, effective following the Effective Time of the Merger, to execute and deliver all such deeds, assignments or assurances and to do all acts necessary or desirable to vest, perfect or confirm title and possession to such rights, properties or assets in EWB or East West Bank and otherwise carry out the purpose of this Agreement, and the officers and directors of EWB or East

West Bank are authorized in the name of Trust Bancorp and Trust Bank to take any and all such action following the Effective Time of the Merger.

SECTION 1.9         Exchange Procedures.  (a)  At and after the Effective Time of the Merger, each certificate representing Trust Outstanding Shares, other than Dissenting Shares, (“Trust Bancorp Certificates”) shall represent the Per Share Merger Consideration as provided in this Agreement.

(b)           As of the Effective Time of the Merger, EWB shall deposit certificates representing the total number of shares of EWB Common Stock issuable for the Per Share Merger Consideration, together with sufficient cash for payments in lieu of fractional shares, with U.S. Stock Transfer Corporation or another entity acceptable to EWB, East West Bank and Trust Bancorp (the “Exchange Agent”), pursuant to a customary exchange agent agreement (“Exchange Agent Agreement”) in form and substance satisfactory to EWB, East West Bank, Trust Bancorp and the Exchange Agent, for the benefit of the holders of Trust Outstanding Shares, other than Dissenting Shares.

(c)           Promptly after the Effective Time of the Merger, EWB shall cause the Exchange Agent to mail to each holder of record of Trust Bancorp Certificates the following:  (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Trust Bancorp Certificates shall pass, only upon delivery of the Trust Bancorp Certificates to the Exchange Agent, which shall be in a form and contain any other provisions as EWB may reasonably determine; and (ii) instructions for use in effecting the surrender of Trust Bancorp Certificates in exchange for the total Per Share Merger Consideration to be received.  Upon the proper surrender of Trust Bancorp Certificates to the Exchange Agent, together with a properly completed and duly executed letter of transmittal, the holder of such Trust Bancorp Certificates shall be entitled to receive in exchange therefor newly-issued EWB Common Stock share certificates representing the total Per Share Merger Consideration to be received for the shares of Trust Common Stock held of record, which certificates shall contain an appropriate legend thereon until the Registration Statement (as defined in Section 5.10(a)) is effective, and the Trust Bancorp Certificates so surrendered shall forthwith be canceled.  No interest will be paid or accrued on the Per Share Merger Consideration payable to holders of Trust Bancorp Certificates.  In the event of a transfer of ownership of any Trust Bancorp Certificates, which transfer is not registered in the transfer records of Trust Bancorp, an EWB share certificate representing the total Per Share Merger Consideration to be received may be issued to the transferee if the Trust Bancorp Certificates are presented to the Exchange Agent, accompanied by documents sufficient (i) to evidence and effect such transfer and (ii) to evidence that all applicable stock transfer taxes have been paid.

(d)           Any portion of the shares of EWB Common Stock and cash delivered to the Exchange Agent to pay the Per Share Merger Consideration that remains unclaimed for six months after the Effective Time of the Merger shall be redelivered by the Exchange Agent to EWB and East West Bank.  Any holders of Trust Bancorp Certificates who have not theretofore complied with this Section 1.9 shall thereafter look only to EWB for payment of their Per Share Merger Consideration in respect of Trust Bancorp Certificates held, without any interest thereon.  If outstanding Trust Bank Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of EWB and East West Bank (and to the extent not in its possession shall be paid over to them), free and clear of all claims or interest of any person previously entitled to such claims.  Notwithstanding the foregoing, neither EWB, East West Bank, Trust Bancorp, Trust Bank, the Exchange Agent, any of such entities’ directors, officers, employees or representatives, nor any other person shall be liable to any former holder of Trust Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(e)           In the event any Trust Bancorp Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Trust Bancorp Certificate to be lost, stolen or destroyed and, if required by EWB, the posting by such person of a bond in such reasonable amount as EWB may direct as indemnity against any claim that may be made against it with respect to such Trust Bancorp Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Trust Bancorp Certificate the pro rata amount of the Cash Consideration.

ARTICLE II.   REPRESENTATIONS AND
WARRANTIES OF TRUST BANCORP AND TRUST BANK

SECTION 2.1         Representations and Warranties.  Trust Bancorp, for itself and for Trust Bank, and Trust Bank, as to itself, represent and warrant to EWB and East West Bank that, except as specifically set forth herein or in the disclosure schedule delivered to EWB and dated as of the date of this Agreement (the “Trust Disclosure Schedule”):

(a)           Recitals True.  The facts set forth in the Recitals of this Agreement with respect to Trust Bancorp and Trust Bank are true and correct.

(b)           Capital Stock.  All outstanding shares of capital stock of Trust Bancorp are duly authorized, validly issued and outstanding, fully paid and non-assessable, and subject to no preemptive rights.  Trust Bancorp has no shares of its capital stock reserved for issuance, no outstanding options, calls or commitments relating to shares of its capital stock nor any outstanding securities, obligations or agreements exercisable for, convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock.

(c)           Subsidiaries.  Trust Bancorp’s only subsidiary is Trust Bank.  Trust Bancorp owns directly all of the issued and outstanding shares of capital stock of Trust Bank.  Neither Trust Bancorp nor Trust Bank owns directly or indirectly any equity securities or other similar interest in any other corporation, limited liability company, joint venture, partnership, entity, association or other business, other than shares of capital stock identified in Section 2.1(c) of the Trust Disclosure Schedule.  No capital stock of Trust Bank is or may become required to be issued (other than to Trust Bancorp) by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Trust Bank.  There are no contracts, commitments, understandings or arrangements relating to the rights of Trust Bancorp to vote or to dispose of shares of the capital stock of Trust Bank.

(d)           Authority.  Trust Bancorp and Trust Bank each has full power and authority, and is duly qualified in all jurisdictions where such qualification is required (except for such qualifications the absence of which, individually or in the aggregate, would not have a Material Adverse Effect), to carry on its business as it is now being conducted and to own or lease all its properties and assets, and has all federal, state and local authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted.

(e)           Approvals.  (i)      Subject to approval hereof by the Trust Shareholders, this Agreement has been authorized by all necessary corporate action of Trust Bancorp.  Subject to receipt of the required approvals, consents or waivers of governmental authorities referred to in Section 6.1(b), this Agreement is a valid and binding agreement of Trust Bancorp enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(ii)           The affirmative vote or written consent of at least a majority of the outstanding shares of Trust Common Stock is the only shareholder vote or consent required for approval of this Agreement and consummation of the Merger and the other transactions contemplated hereby.

(iii)          The Trust Disclosure Schedule lists all directors of Trust Bancorp and all holders of more than 5% of the Trust Common Stock and identifies all Trust Bank loans to and deposits from such persons and, to the knowledge of Trust Bank, of affiliates or companies controlled by such persons.

(f)            No Violations.  The execution, delivery and performance of this Agreement by either Trust Bancorp and Trust Bank does not, and the consummation of the transactions contemplated hereby by Trust Bancorp and Trust Bank will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license of Trust Bancorp and Trust Bank or to which Trust Bancorp or Trust Bank (or any of their respective properties) is subject, which breach, violation or default would have a Material Adverse Effect, (ii) a breach or violation of, or a default under, the Articles of Incorporation or Bylaws of Trust Bancorp or Trust Bank, or (iii) except as would not result in a Material Adverse Effect, a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a breach or violation of, or a default under), or result in the termination of, accelerate the performance required by or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Trust Bancorp or Trust Bank under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Trust Bancorp or Trust Bank is a party, or by which any of its properties or assets may be bound or affected; and the consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than the required approvals, consents and waivers of governmental authorities referred to in Section 6.1(b).

(g)           Financial Statements and Reports.  (i)  The consolidated balance sheet of Trust Bancorp as of December 31, 2003, and the related statements of income, cash flow and changes in financial position of Trust Bancorp for the year then ended, audited by KPMG LLP, and all subsequently issued balance sheets and income statements, including the unaudited balance sheet and income financial statements of Trust Bancorp and the Thrift Financial Reports of Trust Bank as of and for the three months ended March 31, 2004, fairly present, subject in the case of the unaudited balance sheets and call reports to year-end audit adjustments normal in nature and amount and to the fact that such unaudited statements do not provide all footnote and other detailed information required under GAAP, the financial position of Trust Bancorp and Trust Bank as of such dates and the results of the operations of Trust Bancorp and Trust Bank for the periods then ended, all in accordance with generally accepted accounting principles (“GAAP”) consistently applied or in the case of Thrift Financial Reports as permitted by the Thrift Financial Reports forms.  The Thrift Financial Reports to be filed by Trust Bank with the OTS after the date hereof and all balance sheet and income statements of Trust Bancorp and Trust Bank prepared after the date hereof will comply, in the case of Trust Bank, with applicable accounting requirements and with the published rules and regulations of the OTS with respect thereto; and each of such statements will be prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or as permitted by the Thrift Financial Reports forms.

(ii)           Each of Trust Bancorp and Trust Bank has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed since December 31, 2001 with the OTS or the FDIC (each separately or together with the Board of Governors of the Federal Reserve System, the Commissioner, the California Commissioner of Corporations (the “Corporations Commissioner”), the Securities and Exchange Commission (“SEC”) and any other governmental agency referred to in this Agreement or with jurisdiction over the transactions contemplated in this Agreement, the “Regulatory Agencies”) and has paid all fees and assessments due and payable in connection therewith.  As of their respective dates, such reports, registrations and statements complied in all material respects with all the laws, rules and regulations of the appropriate Regulatory Agencies with which they were filed.

(h)           Taxes.  (i)  For the purposes of this Agreement, (A) the term “Tax” or “Taxes” shall mean any tax or governmental charge, withholding obligation, assessment, impost or levy (including, without limitation, any income, gross receipts, deposit, license, payroll, employee withholding, foreign or domestic withholding, backup withholding, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), capital stock, franchise, disability, real or personal property, sales, use, transfer, registration, ad valorem, alternative or add-on minimum, estimated or other taxes of any kind, any customs duty, unemployment insurance, social security (or similar tax) and workers’ compensation), together with any related liabilities, penalties, fines, additions to tax or interest (including any penalties, fines or similar amounts related to any information return or reporting obligations, notwithstanding that no Tax is payable if such obligations are properly discharged) whether disputed or not, imposed by the United States or any state, territory or other possession, county, provincial, local or foreign government or subdivision or agency thereof, and (B) the term “Return” shall mean all reports, returns, estimates, declarations, claims for refund, information returns and statements of any nature with respect to Taxes, including all schedules and attachments thereto, and including any amendment thereof.

(ii)           All Returns required to be filed by or on behalf of Trust Bancorp and Trust Bank have been timely filed (taking into account all extensions).  Neither Trust Bancorp nor Trust Bank is currently the beneficiary of any extension of time within which to file any Return (other than automatic extensions) and no application for any such extension is currently pending.  All such filed Returns are complete and accurate in all material respects in accordance with the governing jurisdictions’ tax laws.  None of the Returns have been examined by the Internal Revenue Service (the “IRS”) or the appropriate state, local or foreign taxing authority.  There are no unresolved questions, claims or disputes asserted by any relevant taxing authority concerning the liability for Taxes of Trust Bancorp or Trust Bank.  All Taxes of Trust Bancorp and Trust Bank with respect to the periods up to the date of this Agreement have been paid in full or adequate provision has been made for any such Taxes on its balance sheet in accordance with GAAP.  Neither Trust Bancorp nor Trust Bank is delinquent (taking into account all extensions) in the payment of any such Taxes.

(iii)          Neither Trust Bancorp nor Trust Bank has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes.  Neither Trust Bancorp nor Trust Bank is subject to any closing agreement, irrevocable election or similar agreement or decision that would restrict any of them from claiming an otherwise permissible treatment for any item of income, deduction, credit or allowance for a taxable period ending after the Effective Date.  Neither Trust Bancorp nor Trust Bank has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  Neither Trust Bancorp nor Trust Bank is a party to any Tax sharing agreement or similar contract or arrangement.  Neither Trust Bancorp nor Trust Bank has been a member of any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law other than a group for which Trust Bancorp was the common parent.  Neither Trust Bancorp nor Trust Bank has any liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations issued pursuant to the Code (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, and no material demand or claim has been made against either Trust Bancorp nor Trust Bank with respect to any Taxes arising out of membership or participation in any consolidated, affiliated, combined or unitary group of which Trust Bancorp or Trust Bank was at any time a member.  There are no liens or other encumbrances of record or otherwise known to Trust Bancorp or Trust Bank for any Taxes upon any property of Trust Bancorp or Trust Bank other than liens for taxes not yet due and payable.

(iv)          Trust Bancorp and Trust Bank each has paid or will pay in a timely manner (taking into account all extensions) and as required by law all Taxes due and payable by it or which it is obligated to withhold from amounts owing to any employee or third party.  All Taxes which will be due and payable (taking into account all extensions), whether now or hereafter, for any period ending on, prior to or including the Effective Time of the Merger shall have been paid by or on behalf of Trust Bancorp and Trust Bank or shall be reflected on the books of Trust Bancorp and Trust Bank as an accrued Tax liability in accordance with GAAP.

(v)           No property of Trust Bancorp or Trust Bank is “tax exempt use property” within the meaning of Code Section 168(h).  Neither Trust Bancorp nor Trust Bank has engaged in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or corresponding provisions of California law.  Neither Trust Bancorp nor Trust Bank has made a distribution of stock pursuant to Section 355 of the Code since April 16, 1997.  Neither Trust Bancorp nor Trust Bank has failed to disclose on any income tax return a position taken therein that could give rise to a substantial understatement of income tax penalty within the meaning of Section 6662 of the Code or corresponding provisions of California law.  Neither Trust Bancorp nor Trust Bank will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) ending after the Effective Time of the Merger as a result of any:  (A) change in method of accounting under Section 481 of the Code (or corresponding provisions of state, local or foreign law); (B) closing agreement as described in Section 7121 of the Code (or corresponding provisions of state, local or foreign law); (C) deferred intercompany gain or excess loss account described in the Treasury Regulations under Section 1502 of the Code; (D) installment sale or open transaction disposition made on or prior to the Effective Time of the Merger; or (E) prepaid amount received on or prior to the Effective Time of the Merger.

(i)            Absence of Claims.  No litigation, investigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or arbitration proceeding, against Trust Bancorp or Trust Bank, and, to either Trust Bancorp or Trust Bank’s knowledge, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated.

(j)            Absence of Regulatory Actions.  Neither Trust Bancorp nor Trust Bank is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Regulatory Agency or has any knowledge of the intention of any Regulatory Agency to request or impose any of the foregoing.

(k)           Agreements.

(i)            Neither Trust Bancorp nor Trust Bank is party to any oral or written (A) consulting agreement not terminable on 30 days’ or less notice, (B) agreement with any executive officer or other key employee of Trust Bancorp or Trust Bank the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Trust Bancorp or Trust Bank of the nature contemplated by this Agreement, (C) agreement with respect to any employee of Trust Bancorp or Trust Bank providing any term of employment or compensation guarantee, (D) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (E) agreement which requires the payment of referral fees or commissions or other fees in connection with deposits, loans or any other business,(F) agreement containing covenants that limit the ability of Trust Bancorp or Trust Bank to compete in any line of business or with any person, or that involves any restriction on the geographic area in which, or method by which, Trust Bancorp or Trust Bank may carry on its business (other than as may be required by law or any Regulatory Agencies) or exclusive dealing contract that limits the ability of Trust Bancorp or Trust Bank to contract with certain persons or to directly engage in certain activities, or (G) agreement which requires further payments over the remaining term of the contract in excess of $100,000.

(ii)           Neither Trust Bancorp nor Trust Bank is in default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject, other than such defaults or violations as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(l)            Labor Matters.  Neither Trust Bancorp nor Trust Bank is a party to, nor is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Trust Bancorp or Trust Bank the subject of any proceeding asserting that Trust Bancorp or Trust Bank has committed an unfair labor practice or seeking to compel Trust Bancorp or Trust Bank to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving Trust Bancorp or Trust Bank pending or to their knowledge threatened.

(m)          Employee Benefit Plans and Agreements.  The Trust Disclosure Schedule contains a complete and accurate list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance and welfare benefit plans, employment or severance agreements and all similar arrangements that are maintained or contributed to by Trust Bancorp or Trust Bank or to which Trust Bancorp or Trust Bank is obligated to contribute for the benefit of any employee or former employee, officer or former officer, director or former director, independent contractor or other service provider of Trust Bancorp or Trust Bank, or any dependent or spouse of any such person (the “Plans”).  All “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) maintained by Trust Bancorp or Trust Bank or to which Trust Bancorp or Trust Bank is obligated to contribute for the benefit of any current or former employee(s) of Trust Bancorp or Trust Bank (hereinafter referred to collectively as the “Employee Plans”), comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws.  No Employee Plan is a “multiemployer plan,” as defined in Section 3(37) of ERISA; and neither Trust Bancorp nor Trust Bank nor any entity which is considered one employer with either Trust Bancorp or Trust Bank under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, on or after September 26, 1980.  Neither Trust Bancorp nor Trust Bank has engaged in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan, unless an exemption was available and its requirements were met in full.   No Employee Plan is a “defined benefit plan” within the meaning of ERISA Section 3(35).  Neither Trust Bancorp nor Trust Bank nor any ERISA Affiliate has ever sponsored or contributed to a plan that is subject to Title IV of ERISA.  All payments and contributions required to have been made by Trust Bancorp and Trust Bank (under the provisions of any plans, agreements or other governing documents or applicable law) with respect to all Plans for all periods prior to the Closing have been made, and all obligations to make future payments with respect to all Plans for all periods prior to the Closing have been accrued.  Each Employee Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Plan”) has received a favorable determination letter from the Internal Revenue Service (the “IRS”) covering all amendments to the Qualified Plan and all changes in the Code and ERISA to date for which such a favorable determination letter can be obtained, and neither Trust Bancorp nor Trust Bank has been advised by the IRS of any plan defects in form or operation, or otherwise is aware of any circumstances, that will or reasonably could result in revocation of any such favorable determination letter or the loss of qualified status.  No event has occurred that will or reasonably could result in any Qualified Plan being subject to liability for any tax under Code Section 511.  No Plan holds any stock or other securities of either Trust Bancorp or Trust Bank, and no Qualified Plan is an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the Code).  There is no pending or to the knowledge of either Trust Bancorp or Trust Bank any threatened litigation, administrative action or proceeding relating to any Plan other than routine claims for benefits.  There has been no announcement or commitment by Trust Bancorp or Trust Bank to create any additional Plan, or to amend any Plan except for amendments required by applicable law which do not materially increase the cost of such Employee Plan.  Neither Trust Bancorp nor Trust Bank has any obligations for retiree health or life or any other welfare benefits under any Plan other than continuation coverage pursuant to Sections 601 et seq. of ERISA.  Each Plan can be terminated without incurring any liability thereunder other than for benefits accrued prior to such termination.  There are no surrender charges, penalties, or other costs or fees that would be imposed by any person against Trust Bancorp nor Trust Bank, any Plan, or any other person, including without limitation, any Employee Plan participant or beneficiary, as a result of the termination of any insurance, annuity, or investment contract or any other similar investment held by any Plan.  Neither Trust Bancorp nor Trust Bank has made a payment, or is obligated to make a payment, or is a party to an agreement that could obligate it to make a payment that will not be deductible under Section 280G or Section 162(m) of the Code, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by Trust Bancorp or Trust Bank to any person which is an “excess parachute payment” (as defined in Section 280G of the Code) under any Plan, increase any benefits payable under any Plan or accelerate the time of payment, exercise or vesting of any such benefit.  With respect to each Employee Plan, Trust Bancorp and Trust Bank have provided to EWB a true and correct copy of (i) the three (3) most recent annual reports on the applicable form of the Form 5500 series filed with the IRS, (ii) all documents comprising such Employee Plan, including amendments thereto, (iii) each trust agreement and insurance contract relating to such Plan, including amendments thereto, (iv) the most recent summary plan description for such Employee Plan, including summaries of material modifications thereto (v) the three (3) most recent actuarial reports and valuations if such Employee Plan is a Pension Plan and (vi) the most recent determination letter issued by the IRS if such Employee Plan is a Qualified Plan.  All Employee Plan documents, annual reports and returns, financial statements, actuarial valuations, summary annual reports, summary plan descriptions and summaries of material modifications issued with respect to the Employee Plans are correct, complete, and current in all material respects and have been timely filed and delivered as and to the extent required by law.

(n)           Title to Assets.  Each of Trust Bancorp and Trust Bank has good and marketable title to its properties and assets (other than property as to which it is lessee, and as to that property it has a valid and enforceable lease for such property enforceable against the landlord in accordance with its terms), except for such defects in title which would not, individually or in the aggregate, have a Material Adverse Effect.

(o)           Compliance With Laws.  Each of Trust Bancorp and Trust Bank has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies (including without limitation the Regulatory Agencies) that are required in order to permit Trust Bancorp or Trust Bank to carry on its business as it is presently conducted or the absence of which would, individually or in the aggregate, have a Material Adverse Effect and has conducted its business in material compliance with all applicable laws and regulations; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the knowledge of Trust Bancorp and Trust Bank, no suspension or cancellation of any of them is threatened.

(p)           Intellectual Property.  Each of Trust Bancorp and Trust Bank owns or possesses valid and binding licenses and other rights to use (without payment) all material trade secrets, trade names, trademarks, service marks, inventions and processes used in its businesses; and neither Trust Bancorp nor Trust Bank has received any notice of conflict with respect thereto that asserts a right of others.  Each of Trust Bancorp and Trust Bank has in all material respects performed all the obligations required to be performed by it and is not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing.

(q)           Knowledge as to Conditions.  Neither of Trust Bancorp and Trust Bank nor its directors and officers has knowledge of any reason why the approvals, consents and waivers of the Regulatory Agencies referred to in Section 6.1(b) should not be obtained without the imposition of any condition of the type referred to in the proviso thereto.

(r)            Finder’s or Advisor Fees.  Except for the opinion of The Findley Group delivered to Trust Bancorp, a copy of which has been delivered to EWB, neither Trust Bancorp nor Trust Bank, nor any officers, directors, employees or agents of Trust Bancorp or Trust Bank, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees and no broker or finder has acted directly or indirectly for Trust Bancorp or Trust Bank, in connection with the Agreement or the transactions contemplated hereby.

(s)           Environmental Matters.

(i)            Except as required for the normal and lawful business operations of Trust Bancorp and Trust Bank, neither Trust Bancorp nor Trust Bank has engaged in the generation, use, manufacture, treatment, transportation, storage (in tanks or otherwise), or disposal of Hazardous Substances (as defined below) other than as permitted by applicable law.  To Trust Bancorp and Trust Bank’s knowledge, no Hazardous Substances have been released, emitted or disposed of, or otherwise deposited, on or in any real property which is now or has been previously owned or is currently leased by Trust Bancorp or Trust Bank, including any foreclosed “Other Real Estate Owned” (collectively, the “Property”), except as provided herein or except for such releases, emissions, disposals or deposits which constituted a violation of an Environmental Law but did not have a Material Adverse Effect on the Property involved.  To Trust Bancorp and Trust Bank’s knowledge, no activity has been undertaken on the Property that would cause or contribute to:

a.             the Property becoming a treatment, storage or disposal facility within the meaning of applicable federal or state law or local ordinance;

b.             a release or threatened release of any Hazardous Substances under circumstances which would violate any Environmental Laws; or

c.             the discharge of Hazardous Substances into any soil, subsurface water or ground water or into the air, or the dredging or filling of any waters, that would require a permit or any other approval under any Environmental Laws;

the cumulative effect of which would have a Material Adverse Effect on the Property involved.

(ii)           To Trust Bancorp and Trust Bank’s knowledge, there are not, and never have been, any underground storage tanks located in or under the Property.

(iii)          Neither Trust Bancorp nor Trust Bank has received any written notice of, or to its knowledge, any verbal notice of, any pending or threatened claims, investigations, administrative proceedings, litigation, regulatory hearings or requests or demands for remedial or response actions or for compensation, with respect to the Property, alleging noncompliance with or violation of any Environmental Laws or seeking relief under any Environmental Law and the Property is not listed on the United States Environmental Protection Agency’s National Priorities List of Hazardous Waste Sites or, to Trust Bancorp and Trust Bank’s knowledge, any other list, schedule, log, inventory or record of hazardous waste sites maintained by any federal, state or local agency.

(iv)          “Hazardous Substances” shall mean any hazardous, toxic or infectious substance, material, gas or waste which is regulated by any Regulatory Agencies under any Environmental Laws.

(v)           “Environmental Laws” means any law, ordinance, regulation, order, decree, opinion, common law doctrine, requirement or agency policy relating to Hazardous Substances or the protection of the environment or human health and safety.

(t)            Allowances.  The allowance for loan and lease losses (“ALLL”) shown on Trust Bancorp and Trust Bank’s latest audited balance sheet was, and the allowance for possible loan losses shown on each of the unaudited balance sheets in Trust Bank’s Reports for periods ending after the date of the latest audited balance sheet were and Trust Bancorp and Trust Bank’s ALLL is, in the opinion of Trust Bancorp and Trust Bank’s management, adequate as of the dates thereof and hereof, under generally accepted accounting principles applicable to banks.  Trust Bancorp and Trust Bank have disclosed to EWB in writing prior to the date hereof the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of Trust Bank that have been classified by Trust Bank as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans” or words of similar import (the “Classified Loans”), and Trust Bancorp and Trust Bank shall promptly after the end of any month after the date hereof inform EWB of any such classification or any change thereof arrived at any time after the date hereof.  There are no such loans, leases, advances, credit enhancements, other extensions of credit, commitments or interest-bearing assets which have been so classified by any Regulatory Agencies that have not also been classified in the same manner by Trust Bank.  Any Other Real Estate Owned included in any non-performing assets of Trust Bank is carried net of reserves at the lower of cost or market value based on current independent appraisals.

(u)           Material Interests of Certain Persons.  No officer or director of Trust Bancorp or Trust Bank, or any “associate” (as such term is defined in Rule 12b-2 under the Securities Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Trust Bancorp and Trust Bank.

(v)           Insurance.  Trust Bancorp and Trust Bank are currently insured under the policies listed in the Disclosure Schedules and, since December 31, 2003, have been insured for amounts deemed appropriate by management for Trust Bank’s business and operations against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.  Each of the insurance policies and bonds maintained by Trust Bancorp and Trust Bank is in full force and effect, neither Trust Bancorp nor Trust Bank is in default thereunder in a manner for which the policy is likely to be cancelled and all material claims thereunder have been filed in due and timely fashion.

(w)          Investment Securities.  Except for pledges to secure public and trust deposits, and reverse repurchase agreements entered into in arm’s-length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in Trust Bancorp and Trust Bank’s latest audited balance sheet and none of the material investments made by Trust Bancorp and Trust Bank since the date of such balance sheet is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(x)            Derivative Transactions.  Since December 31, 2003, neither Trust Bancorp nor Trust Bank has engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments.

(y)           Books and Records.  The books and records of Trust Bank have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements (including generally accepted accounting principles, consistently applied) and reflect in all material respects the substance of events and transactions that should be included therein.

(z)            Disclosure Controls and Procedures  None of Trust Bancorp or Trust Bank’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not ) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Trust Bancorp or Trust Bank or their accountants.  Trust Bancorp and Trust Bank have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(aa)         Trust Business.  Neither Trust Bancorp and Trust Bank act as trustee, agent, fiscal agent, escrow agent, custodian or in another similar capacity for any other person, nor otherwise performs any fiduciary or trust functions.

(bb)         Fax and E-mail Marketing.  Neither Trust Bancorp nor Trust Bank has within the last three years conducted any marketing program involving, or has otherwise solicited business by means of, faxes or e-mails sent to anyone who was not then a customer of Trust Bank or who had not requested such fax or e-mail.

ARTICLE III.   REPRESENTATIONS AND
WARRANTIES OF EWB AND EAST WEST BANK

SECTION 3.1         Representations and Warranties.  EWB represents and warrants to Trust Bancorp, and East West Bank represents to Trust Bancorp only with respect to East West Bank as provided herein, that, except as specifically set forth in the disclosure letter of EWB delivered to Trust Bancorp and dated as of the date of this Agreement (the “EWB Disclosure Schedule”):

(a)           Recitals True. The facts set forth in the Recitals of this Agreement with respect to EWB and East West Bank are true and correct.

(b)           Capital Stock.  EWB is authorized to issue 100,000,000 shares of Common Stock, $.001 par value per share, and 5,000,000 shares of preferred stock, and is not authorized to issue any other class or series of capital stock, or any other securities giving the holder thereof the right to vote on any matters on which shareholders of EWB can vote.  As of the date of this Agreement, 50,255,578 shares of EWB Common Stock were issued and outstanding, and no shares are held as treasury stock.  No preferred stock has been issued.  All outstanding shares of EWB Common Stock are and all shares to be issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable, and are not, or will not be, subject to preemptive rights.  EWB has provided Trust Bancorp with true and correct copies of its Certificate of Incorporation and Bylaws.

(c)           Subsidiaries.  Neither EWB nor East West Bank owns, directly or indirectly, any subsidiaries nor the equity securities of any entity nor any other equity interest in any entity other than East West Bank, including, without limitation, limited liability company or partnership interests.

(d)           Authority.  Each of EWB and East West Bank has full power and authority, and is duly qualified in all jurisdictions where such qualification is required (except for such qualifications the absence of which, individually or in the aggregate, would not have a Material Adverse Effect), to carry on its business as it is now being conducted and to own or lease all its properties and assets, and it has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted (except for such qualifications the absence of which, individually or in the aggregate, would not have a Material Adverse Effect).

(e)           Approvals.  This Agreement has been authorized by all necessary corporate action of EWB and East West Bank.  Subject to receipt of the required approvals, consents or waivers of governmental authorities referred to in Section 6.1(b), this Agreement is a valid and binding agreement of EWB enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(f)            No Violations. The execution, delivery and performance of this Agreement by EWB and East West Bank does not, and the consummation of the transactions contemplated hereby by EWB and East West Bank will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license of them or to which any of them is subject, which breach, violation or default would have a Material Adverse Effect, (ii) a breach or violation of, or a default under, the certificate or articles of incorporation or bylaws of any of them or (iii) except as would not result in a Material Adverse Effect, a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a breach or violation of, or a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of any of them under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which any of them is a party, or to which any of their respective properties or assets may be bound or affected, except for any of the foregoing in this clause (iii) that, neither individually or in the aggregate, would have a Material Adverse Effect; and the consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than the required approvals, consents and waivers of governmental authorities referred to in Section 6.1(b).

(g)           Financial Statements and Reports.

(i)            As of their respective dates, none of EWB’s Annual Report on Form 10-K for the fiscal ended December 31, 2003 or Quarterly Report on Form 10-Q for the quarters ended in 2004, nor any other document filed under Section 13(a), 13(d), 14 or 15(d) of the Securities Exchange Act of 1934 as amended, each in the form (including exhibits) filed with the Securities Exchange Commission (collectively, the “EWB Reports”), contained or will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  The consolidated balance sheet of EWB as of

December 31, 2003, and the related statements of income, cash flow and changes in financial position of East West Bank for the year then ended, audited by Deloitte Touche LLP, all subsequently issued balance sheets and income statements of EWB and East West Bank and the call reports of East West Bank as of March 31, 2004 and for the three months then ended, fairly present, subject in the case of the unaudited balance sheets and call report to recurring EWB and East West Bank year-end audit adjustments normal in nature and amount, the financial position of EWB as of such dates and the results of the operations of EWB and East West Bank for the periods then ended, all in accordance with GAAP consistently applied or in the case of call reports, as permitted by the call report form.  The books and records of the EWB and East West Bank have been, and are being, maintained in all material respects in accordance with applicable legal, Regulatory Agency and accounting requirements.

(ii)           EWB and East West Bank have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2001 with the appropriate Regulatory Agencies and have paid all fees and assessments due and payable in connection therewith.  As of their respective dates, such reports, registrations and statements complied in all material respects with all the laws, rules and regulations of the appropriate Regulatory Agencies with which they were filed.

(h)           Taxes.  Neither EWB nor East West Bank have knowledge of any conditions that would prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(i)            Absence of Claims.  No litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or arbitration proceeding against EWB or East West Bank which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or materially and adversely hinder or delay consummation of the transactions contemplated hereby, and, to EWB’s knowledge, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated.

(j)            Absence of Regulatory Actions.  Neither EWB nor East West Bank is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Regulatory Agencies and has no knowledge of the intention of any Regulatory Agency to request or impose any of the foregoing.

(k)           Agreements.  (i)    Neither the EWB nor East West Bank is bound by any agreement or contracts other than this Agreement the performance or breach of which could have a Material Adverse Effect.

(ii)           Neither EWB nor East West Bank is in default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject, other than such defaults or violations as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(l)            Title to Assets.  EWB and East West Bank each has good and marketable title to its properties and assets (other than property as to which it is lessee, and as to that property it has a valid and enforceable lease for such property enforceable against the landlord in accordance with its terms), except for such defects in title which would not, individually or in the aggregate, have a Material Adverse Effect.

(m)          Compliance With Laws.  Each of EWB and East West Bank has all permits, licenses, certificates of authority, orders and approvals of, has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies (including without limitation the Regulatory Agencies) that are required in order to permit it to carry on its business as it is presently conducted or the absence of which could, individually or in the aggregate, have a Material Adverse Effect and has conducted its business in material compliance with all applicable laws and regulations; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the knowledge of EWB and East West Bank, no suspension or cancellation of any of them is threatened.

(n)           Finder’s or Advisor Fees.  Except for the opinion of Keefe, Bruyette & Woods, Inc. delivered to EWB, neither EWB nor East West Bank, nor any of its officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees.

(o)           Insurance.  Each of EWB and East West Bank are currently insured and, since December 31, 2003, each has been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.  Each of the insurance policies and bonds maintained by EWB or East West Bank is in full force and effect, neither EWB nor East West Bank is in default thereunder and all material claims thereunder have been filed in due and timely fashion.  In the best judgment of management of EWB and East West Bank, such insurance coverage is adequate.

(p)           Books and Records.  The books and records of EWB and East West Bank have been, and are being, maintained in accordance with applicable legal and accounting requirements (including GAAP consistently applied) and reflect in all material respects the substance of events and transactions that should be included therein.

(q)           Disclosure Controls and Procedures  None of EWB and East West Bank’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not ) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of EWB and East West Bank or their accountants.  EWB and East West Bank have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(r)            Knowledge as to Conditions. Neither EWB nor East West Bank knows of any reason why the approvals, consents and waivers of the Regulatory Agencies referred to in

Section 6.1(b) should not be obtained without the imposition of any condition of the type referred to in the proviso thereto.

ARTICLE IV.   CONDUCT PENDING THE MERGER

SECTION 4.1         Conduct of Trust Bancorp and Trust Bank’s Business Prior to the Effective Time of the Merger.  Except as expressly provided in this Agreement or unless written consent is obtained from EWB, during the period from the date of this Agreement to the Effective Time of the Merger, Trust Bancorp and Trust Bank shall each, and Trust Bancorp shall cause Trust Bank to (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use its commercially reasonable efforts to maintain and preserve intact its business organization, employees, valued customers and advantageous business relationships and retain the services of its officers and key employees, (iii) use commercially reasonable efforts to maintain insurance coverage of customary risks and in amounts in respect of its business and properties in accordance with present practice, (iv) perform in all material respects all of its obligations under all material contracts, leases and other commitments to which it is a party or by which it or any of its properties or assets may be bound, except such obligations as it may in good faith reasonably dispute, (v) comply with and perform all material obligations and duties imposed upon it by applicable federal, state and local laws, rules, regulations and ordinances, (including filing any returns or other statements in respect of any Tax) and (vi) subject to Section 5.1 take no action which would reasonably be expected to adversely affect or delay the ability of Trust Bancorp, Trust Bank, EWB or East West Bank to obtain any necessary approvals, consents or waivers of any Regulatory Agency required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement.

SECTION 4.2         Covenants of Trust Bancorp and Trust Bank.  Except as otherwise provided herein or in this Agreement, during the period from the date of this Agreement to the Effective Time of the Merger, neither Trust Bancorp nor Trust Bank shall, without the prior written consent of EWB, which consent shall not be unreasonably withheld:

(a)           other than in the ordinary course of business consistent with past practice, implement any new deposit products or deposit promotion program, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any person;

(b)           adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant any person any right to acquire any shares of its capital stock; or issue any additional shares of its capital stock or any securities or obligations convertible into or exchangeable for shares of its capital stock;

(c)           other than in the ordinary course of business consistent with past practice and pursuant to policies in effect on the date hereof, sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any person, or cancel, release or assign any indebtedness of any such person or any claims held by any such person, except pursuant to contracts or agreements in force at the date of this Agreement;

(d)           other than in the ordinary course of business consistent with past practice, make any investment either by purchase of stock or securities, contributions to capital, real or personal property transfers or purchase of any property or assets of any person; provided that Trust Bank shall make no acquisition of equity securities or business operations without EWB’s prior consent;

(e)           except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, or (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk.

(f)            other than in the ordinary course of business consistent with past practice, make any capital expenditures, enter into or terminate any lease, contract or agreement, or make any change in any of its leases, contracts or agreements with or creating executory obligations in excess of $100,000;

(g)           hire any new employees or except to the extent required by law or as provided in Section 5.3(b), increase in any manner the compensation or fringe benefits of any of its employees or pay any additional severance benefits, or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees, or become a party to, amend (except as may be required under applicable law) or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, other than general increases in compensation in the ordinary course of business consistent with past practice not in excess of 3% in any 12-month period, or voluntarily accelerate the vesting of any compensation or benefit;

(h)           settle any claim, action or proceeding involving any liability of Trust Bank if any such settlement, individually or in the aggregate with other such settlements, either (i) would have a Material Adverse Effect on Trust Bank, (ii) result in material restrictions upon the operations of Trust Bank or (iii) would be reasonably likely to impact materially the terms of this Agreement or the transactions contemplated hereby;

(i)            amend its Articles of Incorporation or Bylaws;

(j)            except in the ordinary course of business, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;

(k)           other than in the ordinary course of business consistent with past practice and in conformity with all applicable policies and procedures, make, renegotiate, restructure, renew, increase, extend the term of or purchase any loan, lease, advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, and make no loans in any case in excess of $1,500,000 except loans or advances as to which Trust Bank has a legally binding obligation to make such loan or advance as of the date hereof and a description of which has been provided by Trust Bank in writing to EWB prior to the execution of this Agreement;

(l)            change its methods of accounting in effect at December 31, 2003, except as required by changes in GAAP or regulatory accounting principles as concurred to by its independent auditors.

(m)          make or change any Tax election, file any amended Return, extend any statute of limitations for Taxes, either into any settlement or closing agreement with respect to Taxes, apply for a private ruling from any Tax agency, change any accounting method with respect to Taxes, or apply for permission to change any accounting method with respect to Taxes.

(n)           permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated, except in the ordinary course of business consistent with past practice; or

(o)           agree to, or make any commitment to, take any of the actions prohibited by this Section 4.2.

ARTICLE V.  COVENANTS

SECTION 5.1         Acquisition Proposals.  Trust Bancorp and Trust Bank each agree that neither Trust Bancorp nor Trust Bank, nor any of their respective officers and employees shall, and Trust Bancorp and Trust Bank shall direct and use its best efforts to cause its individual members of its Board of Directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by Trust Bancorp) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to shareholders of Trust Bancorp) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Trust Bancorp or Trust Bank (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”).  Trust Bancorp and Trust Bank will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.  Trust Bancorp and Trust Bank will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.1.  Trust Bancorp and Trust Bank will notify EWB promptly if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Trust Bancorp and Trust Bank or, to its knowledge, any of the individuals or entities referred to in the first sentence of this Section 5.1 and Trust Bancorp and Trust Bank shall not enter into any negotiations or discussions nor provide any non-public information or materials to any such individuals or entities unless Trust Bancorp shall have received an unsolicited written offer (other than from EWB or East West Bank) to effect an Acquisition Proposal and the Board of Directors of Trust Bancorp, after consultation with legal counsel, concludes that, in the exercise of the directors’ fiduciary obligations, such information should be provided to or such discussions or negotiations should be undertaken with the person or entity submitting such unsolicited written offer.

SECTION 5.2         Certain Pre-Closing Adjustments.  At the request of EWB, Trust Bancorp and Trust Bank shall modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves including the all) after (i) the date on which the last required approval of a Regulatory Agency is received for the Mergers and (ii) the approval of this Agreement by Trust Bancorp’s shareholders, and immediately prior to the Effective Time of the Merger so as to be consistent on a mutually satisfactory basis with those of EWB, provided that any such actions and changes shall be consistent with GAAP and applicable laws, regulations and regulatory policies and shall be non-binding on Trust Bancorp and Trust Bank and subject to reversal by Trust Bancorp and Trust Bank’s Board of Directors in the event this Agreement is subsequently terminated prior to the Effective Time of the Merger.  The representations, warranties and covenants of Trust Bancorp and Trust Bank contained in this Agreement and the condition in Section 6.2(d) shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 5.2.

SECTION 5.3         Employees.

(a)           EWB and East West Bank shall have the right but not the obligation to offer employment immediately following the Effective Time of the Merger to any and all persons who are expected to be officers and employees of Trust Bancorp or Trust Bank immediately before the Effective Time of the Merger.  Trust Bancorp and Trust Bank will provide EWB and East West Bank with information regarding such persons current employment arrangements with Trust Bancorp and Trust Bank and will otherwise assist EWB and East West Bank in making such offers.

(b)           Prior to the Effective Time of the Merger, Trust Bank will establish an Employee Retention Plan acceptable to EWB.  Payments under the Employee Retention Plan shall accrue and be payable regardless of whether a Trust Bank employee will be employed by East West Bank after the Mergers.  The timing of the payments shall be determined by East West Bank and it is anticipated that the payments will be made after, but no later than six (6) months after, the Mergers.  All retention bonus payments by East West Bank shall provide for the execution of a retention receipt agreement satisfactory to East West Bank as a condition to receipt of payments, which shall provide for (i) release of claims, (ii) confidentiality of information , and  (iii) no solicitation of EWB or East West Bank customers or employees for a period of one year after the Effective Time of the Merger.

(c)           Prior to the Effective Time of the Merger, Trust Bancorp and Trust Bank shall take all action necessary to terminate any and all 401(k) Plans that they or either of them maintains and any other Plan that EWB may specify.

(d)           EWB agrees that as of and following the Effective Time of the Merger, the employees of Trust Bancorp or Trust Bank as of the Effective Time of the Merger who are offered and who accept employment with EWB or East West Bank (the “Former Trust Employees”) shall be eligible to participate in EWB or East West Bank’s employee benefit plans in which the similarly situated employees of EWB or East West Bank participate, to the same extent as such similarly situated employees of EWB or East West Bank participate.

(e)           With respect to each employee benefit plan, program, policy or arrangement maintained by EWB or East West Bank for the benefit of current employees of

EWB or East West Bank (each such plan, program, policy or arrangement, an “EWB Plan”), EWB agrees that for purposes of determining eligibility to participate and vesting (but not for benefit accrual purposes), service with Trust Bancorp or Trust Bank shall be treated as service with EWB or East West Bank; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.  To the extent permitted by any insurer of an EWB Plan, EWB shall cause such EWB Plan to waive (i) any pre-existing condition restriction that did not apply under the terms of any analogous Employee Plan immediately prior to the Effective Time of the Merger and (ii) any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to a Former Trust Employee on or after the Effective Time of the Merger to the extent such Former Trust Employee had satisfied any similar limitation or requirement under an analogous Employee Plan prior to the Effective Time of the Merger and shall cause such EWB Plan to give each Former Trust Employee credit for amounts paid under any analogous Employee Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the EWB Plan.

SECTION 5.4         Access and Information. Upon reasonable notice, Trust Bancorp and Trust Bank shall each afford to EWB and its representatives (including, without limitation, directors, officers and employees of EWB or East West Bank and their affiliates, and counsel, accountants and other professionals retained) such reasonable access during normal business hours throughout the period prior to the Effective Time of the Merger to the books, records (including, without limitation, shareholder lists, tax returns and work papers of independent auditors), properties and personnel of Trust Bancorp and Trust Bank and to such other information as EWB or East West Bank may reasonably request; provided, however, that no investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty made herein.  Upon reasonable notice and request, EWB will provide similar reasonable access and information to Trust Bancorp and its representatives.  In addition to the parties’ respective obligations under that certain Confidentiality Agreement dated as of April 16, 2004 (the “Confidentiality Agreement”), each of EWB, EWBC, Trust Bancorp and Trust Bank covenants and agrees that it and its respective representatives, counsel, accountants, agents and employees will hold in strict confidence all documents and information concerning EWB, East West Bank, Trust Bancorp and Trust Bank so obtained from the other parties (except to the extent that such documents or information are matter of public record or required disclosure in the Proxy Statement or any of the public information of any applications required to be filed with any Regulatory Agency to obtain the approvals and consents required to effect the transactions contemplated hereby); will not, and will cause their representatives not to, use any information obtained pursuant to this Section 5.4 for any purpose unrelated to this Agreement or the consummation of the transactions contemplated by this Agreement; and if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to the other respective parties.

SECTION 5.5         Certain Filings, Consents and Arrangements.  EWB, East West Bank, Trust Bancorp and Trust Bank shall (a) promptly make or cause any filings, notices and applications required to be made in order to obtain all approvals, consents and waivers of any Regulatory Agencies necessary or appropriate for the consummation of the transactions contemplated hereby and (b) cooperate with one another (i) in promptly determining the filings that are required to be made or the approvals, consents or waivers that are required to be obtained under any relevant federal, state or foreign law or regulation and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents or waivers.  The parties shall deliver to one another copies of all such filings, notices and applications made by them or it, as the case may be, a reasonable period prior to the time such filings are to be made for review and comment and shall keep each other fully advised on a timely basis of the status of the regulatory approval process and the substance or any questions or stated concerns of any Regulatory Agency.

SECTION 5.6         Additional Agreements.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to use commercially reasonable efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable governmental entities, to effect all necessary registrations, applications and filings (including, without limitation, any filings under any applicable state securities laws) and to obtain any required contractual consents and regulatory approvals, including any actions which may be required to effect the Mergers.

SECTION 5.7         Transaction Expenses. Trust Bancorp and Trust Bank shall not exceed a budget amount provided to EWB in the Trust Disclosure Schedule without EWB’s written consent, which shall not be unreasonably withheld, for all fees and expenses of accountants, attorneys and other advisors for professional services rendered in connection with the transactions contemplated in this Agreement (the “Transaction Expenses”).

SECTION 5.8         Publicity.  The initial press release announcing this Agreement after the date hereof shall be a joint press release and thereafter Trust Bancorp and EWB shall consult with each other in issuing any press releases or otherwise making public statements with respect to the other or the transactions contemplated hereby and in making any filings with any Regulatory Agency or with any national securities organization with respect thereto, provided that each party may make such press releases as it deems required under applicable law upon the advice of counsel, but only after affording the other party a reasonable opportunity to review and comment.

SECTION 5.9         Shareholders’ Approval.

(a)           Trust Bancorp and EWB shall prepare a joint prospectus and proxy statement to be mailed as promptly as possible to Trust Shareholders in connection with the required approval of the Trust Shareholders of this Agreement and the transactions contemplated hereby (referred to together hereafter as the “Information Statement”).  Trust Bancorp shall (i) duly call, give notice of, convene, and hold a meeting of its shareholders to be held as soon as practicable following the date hereof for the purpose of obtaining the requisite shareholder approvals required in connection with this Agreement and the transactions contemplated hereby; and (ii) through its Board of Directors, unanimously recommend to its shareholders approval of such matters.  The Information Statement shall include such information as is required by the applicable provisions of Rule 502(b) of SEC Regulation D.  Subject to their determination, after consultation with legal counsel, as to the requirements of their fiduciary duties, the Information Statement shall include the recommendation of the Board of Directors of Trust Bancorp in favor of the Agreement and the Merger and the conclusion of the Board of Directors of Trust Bancorp that the terms and conditions of the Merger are fair and reasonable to the Trust Shareholders.  Anything to the contrary contained herein notwithstanding, Trust Bancorp shall not include in the Information Statement any information with respect to EWB or its affiliates or associates, the form and content of which information shall not have been approved by EWB prior to such inclusion.  Trust Bancorp represents and covenants that the Information Statement and any amendment or supplement thereto, at the date of mailing to shareholders of Trust Bancorp and the date of the meeting of Trust Bancorp’s shareholders to be held in connection with the Agreement and the Merger will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Trust Bancorp makes no representations or covenants with respect to information provided to Trust Bancorp in writing by EWB specifically for inclusion in the Information Statement and the EWB hereby represents that any such information so provided by EWB will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The parties shall cooperate with each other in the preparation of the Information Statement and Trust Bank shall provide EWB an opportunity to review and comment upon a final draft of the Information Statement prior to its mailing to Trust Bancorp’s shareholders.

(b)           Certain Trust Shareholders have executed the Shareholders Agreement attached hereto as Exhibit C providing that they shall vote all Trust Common Stock in which they have a beneficial interest in favor of the Agreement, the Merger and the other transactions contemplated herein.

SECTION 5.10       Private Placement and SEC Form S-3 Registration.  The EWB Common Stock to be exchanged for the Trust Outstanding Shares shall be issued pursuant to Regulation D and Rule 506 of the Securities Act of 1933, as amended (the “Securities Act”).  As expeditiously as practicable after the Closing, and in any event within thirty (30) days after the Closing, EWB shall:

(a)           prepare and file with the SEC a registration statement under the Securities Act covering the resale of the EWB Common Stock issued pursuant to the Agreement and the Merger hereunder (the “Registration Statement”) and use its best efforts to cause such Registration Statement to become and remain effective for two years from the Effective Time of the Merger as provided herein and shall use its best efforts to comply with the rules and regulations of the SEC in preparing and filing such Registration Statement;

(b)           prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement as may be necessary to keep the Registration Statement effective for a period of not less than two years from the date of issuance of the EWB Common covered by such Registration Statement;

(c)           make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement at the earliest practicable time;

(d)           on or prior to the date on which the Registration Statement is declared effective, use its best efforts to register or qualify the EWB Common covered by such Registration Statement under all applicable state laws; and

(e)           use its commercially reasonable efforts upon request to assist former Trust Shareholders with introductions to brokers who follow EWB and the EWB Common Stock in the event they wish to pursue the resale of their EWB Common Stock.

All of the costs and expenses of each registration hereunder will be borne by the EWB, including all registration and filing fees, the fees and expenses of EWB’s counsel and accountants.

SECTION 5.11       Accuracy of Information .  The information relating to Trust Bancorp, Trust Bank, EWB or East West Bank to be included in (i) the Information Statement; or (ii) any other filings or applications pursuant to this Agreement to any other Regulatory Agency whose approval is required pursuant to Section 6.2(b), shall not, at the time any application or notice or filing is submitted to any Regulatory Agency, at the time the Information Statement is first mailed to the Trust Shareholders and at all times subsequent thereto (through and including the Effective Time of the Merger), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The information relating to Trust Bank, EWB or East West Bank included in the Registration Statement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC and through the date that is two years after the date of the Effective Time of the Merger, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or written consents from the Trust Shareholders which has become false or misleading.  If at any time prior to the Effective Time of the Merger any event or information should be discovered by Trust Bancorp or EWB which should be set forth in any amendment to (x) the Information Statement (y) any application filed pursuant to this Agreement or (z) the Registration Statement, Trust Bancorp or EWB, as appropriate, will promptly inform the other.  Notwithstanding the foregoing, EWB makes no representation, warranty or covenant with respect to any information relating to Trust Bancorp or Trust Bank which is contained in any of the foregoing documents.  None of the information supplied or to be supplied by or on behalf of Trust Bancorp or EWB for inclusion in any other documents to be filed with any Regulatory Agency in connection with the transactions contemplated in this Agreement, will, at the respective times such documents are filed or become effective and in light of the circumstances under which the information was supplied, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 5.12       Shareholder Agreements.

(a)           Trust Bancorp shall use its commercially reasonable efforts to cause each person who is, at the time this Agreement is submitted to the Trust Shareholders for approval or consent, an “affiliate” of Trust Bank for purposes of Rule 145 under the Securities Act of 1933, as amended, to execute and deliver to EWB a written agreement (the “Affiliate Agreement”), in the form of Exhibit D hereto, providing that such person shall dispose of the EWB Common Stock to be received by such person in the Merger only in accordance with applicable law.

(b)           Trust Bancorp shall use its commercially reasonable efforts to cause all
Trust Shareholders to execute and deliver to EWB within twenty (20) Business Days after the date of this Agreement an investor letter (“Investor Letter”) in the form of Exhibit E hereto which shall have attached a completed Investor Questionnaire.  The covenant of EWB in Section 5.10 to file the Registration Statement is intended to extend to, and may be relied upon by Trust Shareholders.

SECTION 5.13       Indemnification.  EWB agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers and employees of Trust Bancorp or Trust Bank as provided in its Articles of Incorporation, Bylaws, indemnification agreements or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time of the Merger, shall survive the Merger and shall continue in full force and effect to the extent they do not exceed such rights of the directors, officers and employees of EWB, as the case may be.  In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time of the Merger, a director or officer of Trust Bancorp or Trust Bank (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertinent to (i) the fact that he or she is or was a director or officer of Trust Bancorp or Trust Bank or any of its predecessors or affiliates or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time of the Merger, except to the extent the claim for which indemnification sought is brought by or on behalf of EWB or East West Bank based on a breach or violation of the terms of this Agreement, the parties agree to cooperate and use their reasonable best efforts to defend against and respond thereto.  It is understood and agreed that EWB shall indemnify and hold harmless, as and to the extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law and including reasonable attorney’s fees and expenses incurred in connection with prevailing in a suit by an Indemnified Party to enforce its rights under this Section 5.13), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, except to the extent the claim for which indemnification sought is brought by or on behalf of EWB or East West Bank based on a breach or violation of the terms of this Agreement (“Claims”).  In the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time of the Merger), the Indemnified Parties may retain counsel reasonably satisfactory to EWB; provided, however, that (1) EWB shall have the right to assume the defense thereof and upon such assumption EWB shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if EWB elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between EWB and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with EWB, and EWB shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) EWB shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) EWB shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) EWB shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.  EWB’s indemnification obligations under this Section 5.13 shall extend only to Claims threatened in writing or existing prior to the third anniversary of the Effective Time of the Merger and of which the Indemnified Party gives notice to EWB prior to or on such date, or if threatened or facts or circumstances which might reasonably lead to a Claim are known as of such date, have been disclosed to EWB prior to or on such date.

SECTION 5.14       D&O Tail Coverage..  Trust Bancorp may purchase prior to the Closing additional coverage under its directors and officers liability policy to be effective for no less than an additional three-year term commencing at the Effective Time of the Merger unless EWB shall have obtained such coverage for Trust Bancorp and provided that EWB shall have consented to the premium for such coverage if greater than the amount disclosed to EWB as of the date hereof, which consent shall not be unreasonably withheld.

SECTION 5.15       Medical Coverage.  EWB shall provide as severance medical coverage for the former directors of Trust Bancorp and Trust Bank for one year after the Closing which is comparable to the coverage currently provided by Trust Bancorp and Trust Bank.

SECTION 5.16       Leases.  Trust Bancorp shall promptly notify EWB of all Trust Bancorp or Trust Bank office leases expiring within 12 months after the Effective Time of the Merger and, if requested by EWB, shall renew such leases on commercially reasonable terms and Trust Bancorp or Trust Bank shall give such notices to exercise renewal options as may be required.  Trust Bancorp or Trust Bank shall also request such estoppel certificates from landlords or tenants as EWB may reasonably request and deliver to EWB all landlord consents as may be required for the Mergers.

SECTION 5.17       Notices; Reports.

(a)           Trust Bancorp will promptly notify EWB of any event of which Trust Bank obtains knowledge which has had or may have a Material Adverse Effect or in the event Trust Bank determines that it is unable to fulfill any of the conditions to the performance of EWB’s obligations hereunder, and Trust Bancorp and Trust Bank will furnish EWB (i) as soon as available, and in any event within five (5) days after it is prepared, any report by Trust Bancorp or Trust Bancorp or Trust Bank for submission to the Board of Directors of Trust Bancorp or Trust Bank or committees thereof, (ii) as soon as available, all proxy statements, information statements, financial statements, and all reports to be filed by Trust Bancorp or Trust

Bank with any Regulatory Agency after the date hereof, and (iii) such other existing reports as EWB may reasonably request relating to Trust Bancorp or Trust Bank.

(b)           Trust Bancorp shall give prompt notice to EWB of any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by Trust Bancorp or Trust Bank subsequent to the date of this Agreement and prior to the Effective Time of the Merger, under any contract material to the financial condition, properties, businesses or results of operations of Trust Bancorp or Trust Bank to which Trust Bancorp or Trust Bank is a party or is subject.

(c)           EWB will promptly notify Trust Bancorp of any event of which EWB obtains knowledge which has had or may have a Material Adverse Effect, or in the event EWB determines that it is unable to fulfill any of the conditions to the performance of Trust Bancorp and Trust Bank’s obligations hereunder, and EWB shall thereafter furnish Trust Bancorp with such information as Trust Bancorp may reasonably request.  EWB shall furnish Trust Bancorp such reports filed by EWB with any Regulatory Agency as Trust Bancorp may reasonably request which are relevant to the transactions contemplated by this Agreement and the disclosure of which by EWB to Trust Bancorp is not otherwise prohibited by law or regulation.

(d)           Trust Bancorp and EWB shall give prompt notice to the other party of any notice or other communication from any third party challenging the legality of this Agreement or any of the transactions contemplated hereby or alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

SECTION 5.18       EWB Representatives.  EWB may designate representatives to attend meetings of the Trust Bancorp or the Trust Bank Board of Directors, or any committee thereof, including the Trust Bank Loan Committee, provided that such representative may be excluded by the Trust Bancorp or Trust Bank Board of Directors from any discussion it deems appropriate with respect to the transactions contemplated by this Agreement or other discussions of any material matters as to which it is deemed important for preservation of the attorney client privilege.  Trust Bancorp or Trust Bank shall give EWB at least two business days notice of any Trust Bancorp or Trust Bank Board of Directors, meetings, and any meetings of any committee thereof.

ARTICLE VI.   CONDITIONS TO CONSUMMATION

SECTION 6.1         Conditions to All Parties’ Obligations.  The respective obligations of parties to effect the Mergers shall be subject to the satisfaction or waiver prior to the Effective Time of the Merger of the following conditions:

(a)           The Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Trust Bancorp.

(b)           EWB, East West Bank, Trust Bancorp and Trust Bank shall have procured the required Regulatory Agency approvals, consents or waivers with respect to the Agreement and the transactions contemplated hereby and all third party consents required by the terms of this Agreement; all applicable statutory waiting periods shall have expired; and the parties shall have procured any other regulatory approvals, consents or waivers of governmental authorities or other persons that are necessary or appropriate to the consummation of the transactions contemplated by the Agreement; provided, however, that no approval, consent or waiver referred to in this Section 6.1(b) shall be deemed to have been received if it shall include any condition or requirement that, individually or in the aggregate, (i) would result in a Material Adverse Effect on EWB (after giving effect to the Mergers), or (ii) would so materially reduce the economic or business benefits of the acquisition contemplated by the Agreement to EWB that had such condition been known to EWB, EWB or Trust Bancorp, in their respective good faith reasonable judgments, would not have entered into this Agreement.

(c)           No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or any other transaction contemplated by this Agreement, and no litigation or proceeding shall be pending against any party or any of their respective subsidiaries brought by any governmental agency seeking to prevent consummation of the transactions contemplated hereby.

(d)           No statute, rule, regulation, order, injunction or decree shall have been enacted, entered or promulgated by any governmental authority which prohibits, restricts or makes illegal the consummation of the Mergers.

(e)           The Exchange Agent Agreement shall have been executed by all appropriate parties and the total Per Share Merger Consideration required shall have been delivered to the Exchange Agent by EWB.

(f)            EWB and Trust Bancorp shall have received an opinion of Manatt, Phelps & Phillips, LLP, concluding that the Merger and the Bank Merger both qualify as reorganizations within the meaning of Section 368(a) of the Code, dates as of the Effective Time of the Merger and in form and substance reasonably satisfactory to EWB and Trust Bancorp.  In rendering such opinion, Manatt, Phelps & Phillips, LLP, may require and rely on representations contained in certificates of officers of EWB, East West Bank, Trust Bancorp, Trust Bank, and other persons as determined by Manatt, Phelps & Phillips, LLP.

SECTION 6.2         Conditions to Obligations of EWB and East West Bank.  The obligations of EWB and East West Bank to effect the Mergers shall be subject to the satisfaction or waiver prior to the Effective Time of the Merger of the following additional conditions:

(a)           Each of the representations and warranties of Trust Bancorp and Trust Bank contained in this Agreement shall, in all material respects, be true at the Effective Time of the Merger as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); Trust Bancorp and Trust Bank shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement; and EWB shall have received a certificate signed by the Chief Executive Officer of Trust Bancorp dated as of the Effective Time of the Merger, to the foregoing effect.

(b)           Since March 31, 2004 there shall have been no Material Adverse Effect on Trust Bancorp.

(c)           At least five (5) business days prior to the Effective Time of the Merger, Trust Bancorp shall provide EWB with Trust Bancorp’s unaudited consolidated financial statements as of the close of business on the last day of the last month ended prior to the month of the Effective Time of the Merger (the “Closing Financial Statements”).  The Closing Financial Statements shall have been prepared in all material respects in accordance with GAAP and other applicable legal and accounting requirements, reflect all period-end accruals and other adjustments usual and customary.

(d)           Trust Bancorp’s stockholders’ equity as stated in the Closing Financial Statements, adjusted so as not to include (i) Transaction Expenses paid or incurred since March 31, 2004, and (ii) mark-to-market adjustments to the “available for sale” securities portfolio since March 31, 2004, shall not be less than $18,049,000.

(e)           EWB shall have received any officer severance agreements required by Section 5.3(b).

(f)            Trust Bancorp or Trust Bank shall have obtained such written consents as EWB may require from the landlords under Trust Bancorp or Trust Bank’s office leases to the transactions contemplated by this Agreement.

(g)           All Affiliate Agreements and Investor Letters required pursuant to Section 5.13 shall have been executed and delivered to EWB.

(h)           Trust Bancorp and Trust Bank shall each have delivered to EWB a certificate of the corporation issued pursued to Treasury Regulations Section 1.897-2(h) certifying that the stock of such corporation is not a U.S. real property interest in a form reasonably satisfactory to EWB.

SECTION 6.3         Conditions to Obligations of Trust Bancorp and Trust Bank  .  The obligation of Trust Bancorp and Trust Bank to effect the Mergers shall be subject to the satisfaction or waiver prior to the Effective Time of the Merger of the following additional conditions:

(a)           Each of the representations and warranties of EWB contained in this Agreement shall, in all material respects, be true at the Effective Time of the Merger as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); EWB shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement; and Trust Bancorp shall have received a certificate signed by the Chief Executive Officer or any Executive Vice President of EWB, dated as of the Effective Time of the Merger, to the foregoing effect.

(b)           Since March 31, 2004, there shall have been no Material Adverse Effect on EWB.

ARTICLE VII.   TERMINATION

SECTION 7.1         Termination.  This Agreement may be terminated, and the Mergers abandoned, prior to the Effective Time of the Merger, either before or after its approval by the parties’ shareholders:

(a)           by the mutual consent of all parties, if the board of directors of each so determines by vote of a majority of the members of its entire board; or

(b)           by EWB or Trust Bancorp, if its board of directors so determines by vote of a majority of the members of its entire board, in the event of a material breach by the other of any representation, warranty, covenant or agreement contained herein such that the conditions in Section 6.2(a) or 6.2(d) or Section 6.3(a), as applicable, would not be satisfied; provided, however, that if such breach is cured within 30 days after written notice is given to the party committing such breach by the other party, then this Agreement may not be terminated pursuant to this Section 7.1(b); or

(c)           by EWB by written notice to Trust Bancorp if (i) any approval, consent or waiver of a governmental authority required to permit consummation of the transactions contemplated hereby shall have been denied or approved with conditions not acceptable to East West Bank, EWB or Trust Bank, (ii) action shall have occurred which prevents the satisfaction of the condition in Section 6.1(d); (iii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

(d)           by EWB or Trust Bancorp, if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the Merger is not consummated by December 31, 2004, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate; or

(e)           by Trust Bancorp, if its Board of Directors so determines by a vote of a majority of the members of its entire board upon its payment of the termination fee as provided and for the reasons set forth in Section 7.3.

SECTION 7.2         Effect of Termination.  Except as provided in Section 7.3 of this Agreement, in the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall become void, there shall be no liability on the part of the parties or any of their respective officers, directors, stockholders or affiliates to the other and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party from liability for any willful breach by a party of any of its representations, warranties, covenants or agreements in this Agreement; and provided that the provisions of Section 8.6 and the last sentence of Section 5.4 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

SECTION 7.3         Termination Fees.  As mutual inducements by Trust Bancorp and EWB to one another to enter into this Agreement:

(a)           In the event (i) this Agreement is unilaterally terminated by Trust Bancorp as set forth in Section 7.1(e); (ii) a majority of the Trust Bancorp Board of Directors does not recommend or the Trust Shareholders do not approve, this Agreement and the Mergers; (iii) Trust Bancorp or Trust Bank breaches Section 5.1 or takes action in reliance on a written legal opinion as provided in Section 5.1 and terminates this Agreement pursuant to Section 7.1(e); or

(iv) EWB terminates this Agreement as set forth in Section 7.1(b), then Trust Bancorp or Trust Bank shall wire EWB within three (3) business days of demand the sum of $200,000, which sum the parties hereto acknowledge as representing:  (i) EWB’s direct costs and expenses incurred in negotiating and undertaking to carry out the transactions contemplated hereby, (ii) EWB’s indirect costs and expenses incurred in connection with the transactions contemplated hereby, including but not limited to EWB’s management time devoted to negotiating and preparing for the transactions contemplated hereby and (iii) EWB’s loss as a result of the transactions contemplated by this Agreement not being consummated, whereupon Trust Bancorp and Trust Bank shall have no further liability or obligation to EWB; and

(b)           In the event Trust Bancorp terminates this Agreement as set forth in Section 7.1(b), then EWB shall wire Trust Bancorp within three (3) business days of demand the sum of $200,000, which sum the parties hereto acknowledge as representing:  (i) Trust Bancorp’s direct costs and expenses incurred in negotiating and undertaking to carry out the transactions contemplated hereby, (ii) Trust Bancorp’s indirect costs and expenses incurred in connection with the transactions contemplated hereby, including but not limited to management time devoted to negotiating and preparing for the transactions contemplated hereby and (iii) Trust Bank’s loss as a result of the transactions contemplated by this Agreement not being consummated, whereupon EWB shall have no further liability or obligation to Trust Bancorp or Trust Bank.

ARTICLE VIII.   OTHER MATTERS

SECTION 8.1         Certain Definitions; Interpretation.  As used in this Agreement, the following terms shall have the meanings indicated:

(a)           “Business Day” shall mean any day other than a Saturday, Sunday, national holiday or any other day on which California banks are permitted or required to close.

(b)           “knowledge” shall mean facts and other information which as of the date of this Agreement the president or any executive or senior vice president of a party knows or reasonably should know in the normal course of his or her duties, and includes such inquiry as is reasonable under the circumstances.

(c)           “Material” means material to EWB or Trust Bancorp (as the case may be) and their respective subsidiaries, if any, taken as a whole.

(d)           “Material Adverse Effect,” with respect to a person, means any condition, event, change, development, occurrence or any combination of the foregoing which, individually or in the aggregate, has, or is reasonably likely to have or result in a material adverse effect upon (1) the financial condition, properties, business, results of operations or prospects of such person and its subsidiaries, taken as a whole, or (2) the ability of such person to perform its obligations under, and to consummate the transactions contemplated by, this Agreement, provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the referenced party the cause of which is (i) any change in the banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in GAAP or regulatory accounting requirements applicable to depository institutions or their holding companies generally, (iii) any change in general economic conditions affecting depository institutions or their holding companies generally; (iv) any change in the stock price on trading volume if any party; and (v) any action or omission of EWB or Trust Bancorp or Trust Bank taken with the prior written consent of EWB or Trust Bancorp, as applicable or permitted by this Agreement.

(e)           “Person” includes an individual, corporation, partnership, association, trust, limited liability company or unincorporated organization.

(f)            “Subsidiary,” with respect to a person, means any other person controlled by such person.

When a reference is made in this Agreement to Sections, an Exhibit or an Addendum, such reference shall be to a Section of, or an Exhibit or Addendum to, this Agreement unless otherwise indicated.  The headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”  Any singular term in this Agreement shall be deemed to include the plural, and any plural term shall be deemed to include the singular.

SECTION 8.2         Survival.  Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time of the Merger shall survive the Effective Time of the Merger.  All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time of the Merger.

SECTION 8.3         Waiver.  Prior to the Effective Time of the Merger, any provision of this Agreement may be:  (i) waived by the party benefited by the provision; or (ii) amended or modified at any time (including a change to the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective boards of directors, except that, after the vote by the shareholders of Trust Bancorp, no amendment may be made that would contravene California law.

SECTION 8.4         Counterparts.  This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

SECTION 8.5         Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California.

SECTION 8.6         Expenses.  Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

SECTION 8.7         Notices.  All notices, requests, acknowledgements and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

If to Trust Bank, to:

Trust Bancorp

638 South Atlantic Boulevard

Monterey Park, CA  91754

Telecopy:  (626)  576-1207

Attention:	Andrew J.C. Cherng, Chairman of the Board and
George Hwang, President and Chief Executive Officer

With a copy to:

James R. Walther, Esq.

Mayer, Brown, Rowe & Maw, LLP

350 S. Grand Ave., 25th Floor

Los Angeles, CA  90071-1503

Telecopy:  (213)  625-0248

If to EWB or East West Bank, to:

East West Bancorp

415 Huntington Drive

San Marino, CA  91108

Telecopy:  (626) 799-2799

Attention: Dominic Ng, Chairman of the Board

With copies to:

Douglas P. Krause, Esq.

General Counsel
East West Bancorp

415 Huntington Drive

San Marino, CA  91108

Telecopy:  (626) 799-3167

Gordon M. Bava, Esq. and
T. J. Grasmick, Esq.

Manatt, Phelps & Phillips, LLP

11355 West Olympic Boulevard

Los Angeles, CA  90064

Telecopy:  (310) 312-4224

SECTION 8.8         Entire Agreement; Etc.  This Agreement (including the Trust Disclosure Schedule and the Exhibits to this Agreement), together with the Shareholders’

Agreement, the Exchange Agent Agreement, and the Merger Agreement and Bank Merger Agreement provided for herein, when executed, shall represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.  All terms and provisions of the Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Except as provided in Sections 1.9, 5.10, 5.13, 5.14, 5.15, and 5.16, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 8.9         Assignment.  This Agreement may not be assigned by any party hereto without the written consent of the other parties and any purported assignment shall be void.

SECTION 8.10       Attorneys’ Fees.  If any legal action is brought for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with this Agreement the prevailing parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in such action or proceeding in addition to any other relief to which it may be entitled.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY BLANK.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

EAST WEST BANCORP, INC.	TRUST BANCORP

By	By
Name:	Name: Andrew J. C. Cherng
Title:	Title: Chairman of the Board

EAST-WEST BANK	TRUST BANK

By	By
Name:	Name: Andrew J. C. Cherng
Title:	Title: Chairman of the Board